EXHIBIT 10.1

For Immediate Release	Contact: Shawn M. Harrington
May 12, 2003	(860) 644-1551

GERBER SCIENTIFIC, INC. COMPLETES DEBT REFINANCING

SOUTH WINDSOR, CT - Gerber Scientific, Inc. (NYSE: GRB) today announced the successful completion of the refinancing of its principal indebtedness, closing on a new four-year $110 million senior credit facility arranged by Fleet Securities, Inc.

The new financing consists of a $45 million asset-based, multi-currency revolving credit facility led by Fleet Capital Corporation and a $65 million term loan led by Ableco Finance LLC, a fund affiliated with Cerberus Capital Management, L.P. It replaces a revolving credit facility scheduled to expire on August 15, 2003, under which the aggregate commitment had been reduced to $80 million as of April 30, 2003. The new financing will be used to repay all borrowings under and terminate this credit facility, as well as for general corporate purposes including capital expenditures and working capital.

Marc Giles, president and chief executive officer of Gerber Scientific, Inc., said, "With this transitional refinancing in place, enabled by our successful debt reduction activities, we have achieved the first of the four initiatives fundamental to our turnaround strategy. Over the long-term, we remain committed to improving cash flow generation and further reducing debt levels. This financing package provides us the liquidity and flexibility needed to support our ongoing efforts."

The credit agreements relating to the new financing will be attached as exhibits to a Form 8-K filing with the SEC following this news release.

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2003, October 31, 2002 and July 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the company assumes no obligation to update or revise any forward-looking statements contained in this release.